Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Nano Nuclear Energy Inc.

(Exact name of registrant as specified in its charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	4,750,000	(1)	$25.99	(2)	$123,452,500	0.0001531	$18,901
Total Fee Offsets										(3)
Net Fee Due									$18,901

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Registrant’s Nano Nuclear Energy Inc. 2025 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.
(2)	Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $25.99 per share, which was the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on May 21, 2025.
(3)	The Registrant does not have any fee offsets.